SECURITIES AND EXCHANGE COMMISSION

                               Washington, D. C. 20549

                                      FORM 8-K

                                   CURRENT REPORT

                         Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934

                                    Date of Report
                                    April 4, 1996

                                     FISERV, INC.
               (Exact name of registrant as specified in its charter)

                                      Wisconsin
                   (State or other jurisdiction of incorporation)


                        0-14948                          39-1506125
               (Commission File Number)      (IRS Employer Identification No.)

                   255 FIserv Drive                        53045
                 Brookfield, Wisconsin                   (Zip code)
                 (Address of principal
                  executive offices)


                 Registrant's telephone number, including area code
                                   (414) 879-5000

ITEM 7. (C) EXHIBITS.

   (1)  News release by Fiserv, Inc., dated April 4, 1996.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                FISERV, INC.


                                By /S/ EDWARD P. ALBERTS
                                ------------------------
                                EDWARD P. ALBERTS
                                Senior Vice President - Finance

Date:  April 4, 1996

For release:  April 4, 1996

          For more information contact:  Leslie M. Muma, President



          Fiserv, Inc. and The Chase Manhattan Corporation Announce New Strategic Alliance Agreement


          Brookfield, Wisconsin, April 4, 1996--Fiserv, Inc. and The
          Chase Manhattan Corporation announced today an agreement under which Fiserv will provide experienced check processing personnel to staff Chase's item processing sites in Brooklyn, Rochester and Syracuse, N.Y., for up to three years. The new agreement is in response to the recently completed merger of Chase and Chemical Banking Corporation, which was effective
          March 31, 1996.  This agreement, which will initially generate
          $20 million of annual revenue for Fiserv, will replace the strategic alliance between Fiserv and Chase signed in February 1995. For the early termination of the original agreement, Fiserv will receive a fee, net of certain related charges, of approximately $15 million pre-tax, which Fiserv plans to recognize ratably over a 14-month period ending February 1997.

          With this new arrangement, Fiserv will assist the new Chase in merging its check processing platforms, creating an internal operation. "This agreement supports the implementation of our strategy to establish enterprise-wide operating platforms throughout our businesses," said Denis O'Leary, Chase
          Executive Vice President and Chief Information Officer. "It gives us the flexibility to leverage the scale of the new Chase and continue building our image-enabled item processing platform."

          "This new alliance is a positive arrangement for all parties involved," said Leslie M. Muma, Vice Chairman, President and Chief Operating Officer of Fiserv. "Fiserv will support the item processing integration of what will soon be the nation's largest bank. In turn, the new Chase gains an experienced service partner dedicated to maintaining the highest levels of customer satisfaction during the merger process. In addition, our strong relationship with the new Chase management team has the potential to lead to additional new business."

          According to Donald L. Boudreau, Chase Vice Chairman, "We have been pleased with the results of our original agreement with Fiserv. They have exceeded our expectations as a true technology partner, while improving service quality and responsiveness at our existing operations. We are confident that the goals we jointly agreed to in our original alliance would have been attained by Fiserv."

          With $300 billion in assets, The Chase Manhattan Corporation is the largest banking company in the United States. It has more primary relationships with large U.S. companies than any other competitor, making it the leading bank to corporate America.
          The new Chase is also among only a handful of truly global competitors, with wholesale banking operations in 52 countries, clients in 180 and leadership rankings in almost all areas of global finance, trading, private banking and information and transaction services. Domestically, Chase is a preeminent financial products company, with leading positions in credit cards, mortgage banking, consumer finance, mutual funds and home banking. It has offices in 39 states and relationships with more than 25 million households coast to coast. For information, please contact Lisa Selkin Lupo of Chase Corporate
          Communications at (212) 270-5246.

          Fiserv, Inc. is an independent provider of financial data processing systems and related information management services and products to more than 5,000 banks, credit unions, mortgage firms and savings institutions worldwide. A publicly held company headquartered in Brookfield, Wis., Fiserv stock is traded on the NASDAQ over-the-counter market under the symbol FISV. For information, please contact Marji Kennedy of Fiserv Corporate Communications at (414) 879-5316.

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